Exhibit 4.3(B)

TRUST AGREEMENT, dated as of                         , 20    , between JPMorgan Chase Bank, National Association, as depositor (the “Depositor”) and                     , a                     , not in its individual capacity but solely as owner trustee (the “Owner Trustee”). The Depositor and the Owner Trustee hereby agree as follows:

1. The trust created hereby shall be known as “Chase Auto Owner Trust 20    -    ”, in which name the Owner Trustee may engage in the transactions contemplated hereby, make and execute contracts, and sue and be sued.

2. The Depositor hereby assigns, transfers, conveys and sets over to the Owner Trustee the sum of $1. The Owner Trustee hereby acknowledges receipt of such amount in trust from the Depositor, which amount shall constitute the initial trust estate. The Owner Trustee hereby declares that it will hold the trust estate in trust for the Depositor. It is the intention of the parties hereto that the Trust created hereby constitute a statutory trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. §3801 et seq., and that this document constitutes the governing instrument of the Trust. The Owner Trustee is hereby authorized and directed to execute and file a certificate of trust with the Delaware Secretary of State in the form attached hereto.

3. The Depositor and the Owner Trustee will enter into an amended and restated Trust Agreement, satisfactory to each such party, to provide for the contemplated operation of the Trust created hereby. Prior to the execution and delivery of such amended and restated Trust Agreement, the Owner Trustee shall not have any duty or obligation hereunder or with respect to the trust estate, except upon the written direction of the Depositor to take such action as determined by the Depositor to be necessary to obtain prior to such execution and delivery any licenses, consents or approvals required by applicable law or otherwise.

4. This Trust Agreement may be executed in one or more counterparts.

5. The Owner Trustee may resign upon thirty days prior notice to the Depositor.

IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed by their respective officers hereunto duly authorized, as of the day and year first above written.

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Depositor

By:
Name:
Title:

, as Owner Trustee

By:
Name:
Title: